UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2007
VERIFONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32465 (Commission File Number)	04-3692546 (IRS Employer Identification No.)
2099 Gateway Place, Suite 600
San Jose, CA 95110
(Address of principal executive offices with zip code)
(408) 232-7800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On December 3, 2007, VeriFone Holdings, Inc. (the “Company”) issued a press release releasing preliminary revenue results for the quarter and year ending October 31, 2007 and announcing that it will restate its previously issued unaudited interim consolidated financial statements for the three months ended January 31, 2007, the three and six months ended April 30, 2007 and the three and nine months ended July 31, 2007. The Company also announced that it will delay the release of full financial results for the three months ended October 31, 2007, pending completion of the restatements. A copy of the press release is furnished and attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
     On December 2, 2007, following a review by and on the recommendation of management, the Company concluded that its unaudited interim consolidated financial statements for the three months ended January 31, 2007, the three and six months ended April 30, 2007 and the three and nine months ended July 31, 2007 should no longer be relied upon, principally due to errors in accounting related to the valuation of in-transit inventory and allocation of manufacturing and distribution overhead to inventory, each of which affects the Company’s reported costs of net revenues. The restatements are anticipated to correct errors that overstated previously reported inventories in material amounts as of January 31, 2007, April 30, 2007 and July 31, 2007, and understated cost of net revenues in material amounts for the three month periods ended January 31, 2007, April 30, 2007, and July 31, 2007. Accordingly, investors are cautioned not to rely on the Company’s historical financial statements and earnings press releases and similar communications for the periods ended January 31, 2007, April 30, 2007, and July 31, 2007.
     Based on its review to date, the Company’s management currently anticipates that the restatement will result in reductions to previously reported inventories of approximately $7.7 million, $16.5 million and $30.2 million as of January 31, 2007, April 30, 2007 and July 31, 2007, respectively, and reductions to previously reported pre-tax income of approximately $8.9 million, $7.0 million and $13.8 million for the three month periods ended January 31, 2007, April 30, 2007 and July 31, 2007, respectively. The Company is currently evaluating the anticipated effect of the restatement on after-tax income for those periods.
     These estimates include corrections of other unrelated errors detected in the course of the Company’s review to date, are based on currently available information and are subject to change during the course of the Company’s restatement process. While the Company is not currently aware of other accounting errors requiring adjustment to any prior period financial statements, there can be no assurances that the Company or its independent registered public accounting firm will not find additional accounting errors requiring further adjustments in those or earlier periods.
     Also on December 2, 2007, the Company’s management and the Audit Committee of its Board of Directors determined that the Company would delay the release of full fourth quarter 2007 financial results that were scheduled to be released on December 6, 2007, pending completion of the assessment of these errors and the restatements.
     The Company concluded that a restatement of its interim unaudited financial statements is required as a result of an internal review of in-transit inventory balances conducted in preparation for the Company’s fiscal 2007 audit. Upon completion of its assessment of these errors, the Company intends to file amended Quarterly Reports on Form 10-Q for the periods described above that will restate the previously issued financial statements included therein. The Company currently estimates that it will file these amended quarterly reports, together with its Annual Report on Form 10-K for the fiscal year ended October 31, 2007, in January 2008. However, the Company cannot be certain how much time will ultimately be required for it to complete the restatement process.
     Although the Company’s management is still evaluating the implications of the restatements described above on its internal control over financial reporting, when the Company files its Annual Report on Form 10-K for the year ended October 31, 2007 and amends the previously filed quarterly reports to effect the restatements, management expects the Company to report one or more material weaknesses in the Company’s internal control over financial reporting.
     The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with Ernst & Young LLP, the Company’s independent registered public accounting firm.

Forward-Looking Statements
     This report on Form 8-K contains forward-looking statements that involve risks and uncertainties. In some cases, forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Risks, uncertainties and assumptions that could affect the Company’s forward-looking statements include, among other things, completion of the restatements described above and completion of the Company’s financial statements as of, and for the fiscal year ended October 31, 2007. Other risks and uncertainties include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2006 and subsequent Quarterly Reports on Form 10-Q. Unless required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.
Item 9.01 Financial Statements and Exhibits.
     (d)Exhibits.
     The following exhibit is furnished as part of this Report on Form 8-K:
99.1	Press Release of the Company dated December 3, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIFONE HOLDINGS, INC.
Date: December 3, 2007	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of the Company dated December 3, 2007.